EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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            HAROLD'S STORES, INC. REPORTS HOLIDAY 2006 SALES RESULTS
           ADDITIONAL $2 MILLION OF FUNDING BY PRINCIPAL SHAREHOLDERS

DALLAS, TX - JANUARY 4, 2007 - Harold's Stores, Inc. (OTCBB symbol: HLDI), a chain of upscale ladies' and men's specialty apparel stores, announced today holiday season 2006 sales results for the fiscal period from October 29, 2006 through December 30, 2006 ("quarter-to-date"), and $2 million of additional working capital funding.

For the quarter-to-date, the Company's total net sales increased 6.2%, from $15.7 million last year to $16.7 million this year, with full-line retail comparable store sales decreasing 1.0%, outlet store comparable sales declining 10.6%, and direct sales (internet and catalog) increasing 35.0% to $756,000. During the period the Company operated two clearance centers, which produced $461,000 in incremental sales volume.

For the year-to-date, the Company's total net sales decreased 3.5%, to $80.4 million from $83.3 million for the same period in the previous year, with full-line retail comparable store sales decreasing 8.6%, outlet store comparable sales declining 8.9%, and direct sales increasing 41.8% to $4.2 million.

"Holiday sales, although below our expectations, performed markedly better than year-to-date trends. The season strengthened with a modest comparable store sales increase in December, partially offsetting negative trends in November," said Ron Staffieri, Chief Executive Officer.

Staffieri continued, "Our full-price selling in the ladies' division was up considerably for the quarter, driving overall positive comps in ladies' apparel and accessories. This performance is further indication of the customers' improved response to our return to classically-inspired offerings. Sales in the men's division declined during the quarter, as we are in the process of converting the assortment to a more traditional look. Our overall inventory levels are on plan with a stronger wear-now offering than a year ago."

The Company's principal shareholders have agreed to provide an additional $2 million of funding for the Company through an advance under the previously-established $10 million subordinated loan agreement between the Company and RonHow, LLC, $3 million of which remains available to be funded. This additional funding is expected to supplement the Company's existing bank working capital facility and is scheduled to close this week.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. (OTCBB symbol: HLDI) currently operates 43 upscale ladies' and men's specialty stores in 20 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2007 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

FINANCIAL INFORMATION CONTACT:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045